EXHIBIT 99.4

THE BERKSHIRE GAS COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2012 AND 2011

TABLE OF CONTENTS

Page
Number

Reports of Independent Auditors	2

Financial Statements:

Statement of Income for the Years Ended December 31, 2012 and 2011	3

Statement of Cash Flows for the Years Ended December 31, 2012 and 2011	4

Balance Sheet as of December 31, 2012 and 2011	5

Statement of Changes in Shareholder’s Equity for the Years Ended December 31, 2012 and 2011	7

Notes to Financial Statements	8

Independent Auditor's Report

To the Shareholder and Board of Directors of The Berkshire Gas Company:

We have audited the accompanying financial statements of The Berkshire Gas Company (the "Company"), which comprise the balance sheets as of December 31, 2012 and December 31, 2011, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Berkshire Gas Company at December 31, 2012 and December 31, 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 29, 2013

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE BERKSHIRE GAS COMPANY
STATEMENT OF INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011

Operating Revenues	$57,217	$64,947

Operating Expenses
Operation
Natural gas purchased	23,114	30,280
Operation and maintenance	14,766	14,328
Depreciation and amortization	6,575	6,341
Taxes - other than income taxes	2,537	2,416
Total Operating Expenses	46,992	53,365
Operating Income	10,225	11,582

Other Income and (Deductions), net	1,938	1,033

Interest Charges, net
Interest on long-term debt	2,899	3,056
Other interest, net	8	23
	2,907	3,079
Amortization of debt expense and redemption premiums	117	191
Total Interest Charges, net	3,024	3,270

Income Before Income Taxes	9,139	9,345

Income Taxes	3,441	3,718

Net Income	5,698	5,627
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	-	3

Net Income attributable to The Berkshire Gas Company	$5,698	$5,624

THE BERKSHIRE GAS COMPANY
STATEMENT OF COMPREHENSIVE INCOME
(Thousands of Dollars)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011

Net Income	$5,698	$5,627
Other Comprehensive Income (Loss)	44	(21)
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	-	3
Comprehensive Income	$5,742	$5,603

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$5,698	$5,627
Adjustments to reconcile net income
Depreciation and amortization	6,692	6,532
Deferred income taxes	1,643	1,678
Pension expense (income)	1,103	(62)
Other non-cash items, net	1,443	(1,593)
Changes in:
Accounts receivable, net	(397)	1,062
Unbilled revenues	(59)	(52)
Prepayments	(161)	(158)
Natural gas in storage	891	73
Accounts payable	106	594
Interest accrued	(15)	(30)
Taxes accrued	911	(274)
Accrued liabilities	(4,311)	6,274
Other assets	(218)	(130)
Other liabilities	(2,922)	(3,564)
Total Adjustments	4,706	10,350
Net Cash provided by Operating Activities	10,404	15,977

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(11,306)	(9,027)
Other	(85)	103
Net Cash (used in) Investing Activities	(11,391)	(8,924)

Cash Flows from Financing Activities
Payment on long-term debt	(1,455)	(4,455)
Payment of common stock dividend	(5,000)	(6,000)
Intercompany loan payable	7,000	-
Other	-	(117)
Net Cash provided by (used in) Financing Activities	545	(10,572)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(442)	(3,519)
Balance at beginning of period	2,474	5,993
Balance at end of period	$2,032	$2,474

Cash paid during the period for:
Interest (net of amount capitalized)	$2,922	$3,108
Income taxes	$950	$600

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$10	$190

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
BALANCE SHEET
December 31, 2012 and 2011

ASSETS
(In Thousands)

	2012	2011
Current Assets
Unrestricted cash and temporary cash investments	$2,032	$2,474
Accounts receivable less allowance of $767 and $839, respectively	7,925	7,457
Unbilled revenues	1,615	1,556
Current regulatory assets	2,912	3,040
Deferred income taxes	909	909
Natural gas in storage, at average cost	3,908	4,799
Materials and supplies, at average cost	736	534
Current portion of derivative assets	1,000	-
Prepayments	2,082	1,921
Total Current Assets	23,119	22,690

Other investments	1,357	1,432

Net Property, Plant and Equipment	121,682	115,230

Regulatory Assets (future amounts owed from customers through the ratemaking process)	44,612	42,826

Deferred Charges and Other Assets
Unamortized debt issuance expenses	920	1,028
Goodwill	51,933	52,525
Other	7	-
Total Deferred Charges and Other Assets	52,860	53,553

Total Assets	$243,630	$235,731

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
BALANCE SHEET
December 31, 2012 and 2011

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2012	2011
Current Liabilities
Current portion of long-term debt	$2,393	$2,393
Accounts payable	4,873	4,757
Accrued liabilities	5,893	10,203
Current regulatory liabilities	-	685
Interest accrued	833	848
Taxes accrued	3,911	3,000
Intercompany loan payable	7,000	-
Total Current Liabilities	24,903	21,886

Noncurrent Liabilities
Pension accrued	8,198	2,823
Environmental remediation costs	3,500	5,095
Other	10,353	10,555
Total Noncurrent Liabilities	22,051	18,473

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	25,312	23,676

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	26,863	25,544

Commitments and Contingencies

Capitalization
Long-term debt	35,479	37,872

Common Stock Equity
Paid-in capital	106,095	106,095
Retained earnings	2,911	2,213
Accumulated other comprehensive loss	16	(28)
Net Common Stock Equity	109,022	108,280

Total Capitalization	144,501	146,152

Total Liabilities and Capitalization	$243,630	$235,731

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2012 and 2011
(Thousands of Dollars)

					Accumulated
					Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
Balance as of December 31, 2010	100	$-	$106,046	$2,586	$(7)	$108,625

Net income				5,627		5,627
Other adjustments			49			49
Other comprehensive loss, net of tax					(21)	(21)
Payment of common stock dividend				(6,000)		(6,000)
Balance as of December 31, 2011	100	$-	$106,095	$2,213	$(28)	$108,280

Net income				5,698		5,698
Other comprehensive income, net of tax					44	44
Payment of common stock dividend				(5,000)		(5,000)
Balance as of December 31, 2012	100	$-	$106,095	$2,911	$16	$109,022

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

The Berkshire Gas Company (Berkshire) engages in natural gas transportation, distribution and sales operations in Massachusetts serving approximately 37,000 customers in service areas totaling approximately 744 square miles.  The service area in Massachusetts includes Berkshire County and portions of Franklin and Hampshire Counties, and includes the cities of Pittsfield, North Adams and Greenfield.  The population of this area is approximately 191,000, which represents 3.0% of the population of Massachusetts. Of Berkshire’s 2012 retail revenues, 67.8% were derived from residential sales, 27.0% from commercial sales and 5.2% from industrial sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting seasonal rates and cooler weather.

Berkshire is the principal operating utility of Berkshire Energy Resources (BER), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). BER is a holding company whose sole business is ownership of its respective operating regulated gas utility.  Berkshire is regulated by the Massachusetts Department of Public Utilities (DPU) as it relates to utility service.  Berkshire was acquired by UIL Holdings on November 16, 2010.

Accounting Records

The accounting records of Berkshire are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for Berkshire are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and DPU.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

Berkshire has evaluated subsequent events through the date its financial statements were available to be issued, March 29, 2013.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allows Berkshire to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, Berkshire has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  Berkshire is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If Berkshire, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  Berkshire expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the Berkshire’s earnings and retained earnings in that year and could also have a material adverse effect on their on going financial condition.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Berkshire’s regulatory assets and liabilities as of December 31, 2012 and 2011 included the following:

	Remaining	December 31,	December 31,
	Period	2012	2011
		(In Thousands)
Regulatory Assets:
Pension plans	(a)	$22,750	$18,479
Environmental Remediation Costs	4 to 5 years	13,820	16,813
Debt premium	1 to 9 years	6,782	7,720
Other	(b)	4,172	2,854
Total regulatory assets		47,524	45,866
Less current portion of regulatory assets		2,912	3,040
Regulatory Assets, Net		$44,612	$42,826

Regulatory Liabilities:
Deferred Pension	(a)	1,056	1,839
Accrued Removal Obligation	(c)	25,807	24,390
Total regulatory liabilities		26,863	26,229
Less current portion of regulatory liabilities		-	685
Regulatory Liabilities, Net		$26,863	$25,544

(a) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(b) The balance will be extinguished when the asset or liability has been realized or settled, respectively.
(c) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs.  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

Berkshire accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2012 and 2011 were $25.8 million and $24.4 million, respectively.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Berkshire’s property, plant and equipment as of December 31, 2012 and 2011 were comprised as follows:

	2012	2011
	(In Thousands)

Gas distribution plant	$158,519	$151,694
Software	339	268
Land	1,754	1,754
Buildings and improvements	5,988	5,972
Other plant	11,341	11,483
Total property, plant & equipment	177,941	171,171
Less accumulated depreciation	59,027	56,061
	118,914	115,110
Construction work in progress	2,768	120
Net property, plant & equipment	$121,682	$115,230

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by the DPU.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for the years 2012 and 2011 were approximately 3.7% and 3.8%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes,” Berkshire has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, Berkshire has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, Berkshire normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, Berkshire may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  Berkshire’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See – Note (E), Income Taxes for additional information.

Goodwill

Berkshire may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2012, the fair value of Berkshire exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2012 that would make it more likely than not that the fair value fell below the carrying value.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

Cash and Temporary Cash Investments

Berkshire considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Pension and Other Postretirement Benefits

Berkshire accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition Berkshire.  At December 31, 2012, Berkshire did not have any assets that were impaired under this standard.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Other Income and (Deductions), net

Other income is composed of a weather insurance contract and interest income on deferred gas costs which is recovered in rates and rental revenue from water heater rentals.

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures,” which Berkshire adopted on a prospective basis on January 1, 2012.  The adoption of the amendments resulted in additional details being included in new and existing tabular fair value disclosures as well as additional discussion regarding unobservable inputs.  The implementation of this guidance did not have a material impact on Berkshire’s financial statements.

B)  CAPITALIZATION

Common Stock

Berkshire had 100 shares of its common stock, $2.50 par value, outstanding as of December 31, 2012 and 2011.

Long-Term Debt
	December 31,
	2012	2011
	(In Thousands)
Unsecured Notes:
9.60% Senior Unsecured Note, due September 1, 2020	$8,000	$8,000
7.80% Senior Unsecured Note, due November 15, 2021	13,090	14,545

Senior Secured Notes:
10.06% First Mortgage Bond Series P, due February 1, 2019	10,000	10,000

Long-Term Debt	31,090	32,545
Less: Current portion of long-term debt (1)	2,393	2,393
Plus: Unamortized premium	6,782	7,720
Net Long-Term Debt	$35,479	$37,872

(1) Includes the current portion of unamortized premium.

Substantially all of Berkshire’s properties are pledged as collateral for the First Mortgage Bonds.

The fair value of Berkshire’s long-term debt was $45.0 million and $41.7 million as of December 31, 2012 and 2011, respectively, which was estimated by Berkshire based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue or the fixed interest-rate period in the case of pollution control revenue bonds.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	2013	2014	2015	2016	2017 & thereafter
	(In Thousands)
Maturities	$1,455	$1,455	$1,455	$1,455	$25,270

In May 2011, Berkshire repaid, upon maturity, the outstanding balance of its 4.76% unsecured notes totaling $3.0 million.

(C)  REGULATORY PROCEEDINGS

Rates

Utilities are entitled by Massachusetts statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

Berkshire’s rates are established by the Massachusetts Department of Public Utilities (DPU).  Berkshire’s 10-year rate plan, which was approved by the DPU and included an approved ROE of 10.5%, expired on January 31, 2012.  Berkshire continues to charge the rates that were in effect at the end of the rate plan.

Purchased Gas Adjustment Clause

Berkshire has a purchased gas adjustment clause approved by the DPU which enables them to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows companies to recover changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

Approval for the Issuance of Debt

Berkshire has DPU approval to issue, from time to time, long-term debt in an aggregate principal amount not to exceed $20 million through a period ending December 14, 2014.  The proceeds from any such debt issuances may be used by Berkshire for the following purposes: (1) to finance capital expenditures; (2) to refinance short-term debt; (3) to pay anticipated environmental expenditures; (4) to provide general working capital; and (5) any other purposes as the DPU may authorize.  Berkshire may issue long-term debt with maturities up to 30 years and issue secured or unsecured securities or execute a bank financing.

Gas Supply Arrangements

Berkshire satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  Berkshire operates diverse portfolios of gas supply, firm transportation, gas storage and peaking resources.  Berkshire contracts for such gas resources in its own name for regulatory purposes.  Actual reasonable gas costs incurred by Berkshire are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

Berkshire purchases the majority of the natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  Berkshire diversifies its sources of supply by amount purchased and location.  Berkshire primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

Berkshire acquires firm transportation capacity on interstate pipelines under long-term contracts and utilize that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline interconnects with Berkshire’s distribution system upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC.  Similar to the treatment of gas costs, the actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2012 are as follows:

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(In Thousands)
2013	$9,302
2014	8,224
2015	2,871
2016	2,653
2017	2,653
2018-after	33,659
$59,362

Berkshire acquires firm underground natural gas storage capacity using long-term contracts and fill the storage facilities with gas in the summer for subsequent withdrawal in the winter.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

Winter peaking resources are primarily attached to the local distribution system and are owned by Berkshire.  Berkshire owns or has rights to the natural gas stored in its Liquefied Natural Gas (LNG) facility that is directly attached to its distribution system.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including Berkshire, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $25 million is available to Berkshire.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million, of which $25 million is available to Berkshire.

As of December 31, 2012, Berkshire did not have any borrowings outstanding under the UIL Holdings Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2012 totaled $308.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short-term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording it flexibility in managing its working capital requirements.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(E) INCOME TAXES

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$1,397	$1,414
State	450	675
Total current	1,847	2,089
Deferred
Federal	1,498	1,745
State	145	(67)
Total deferred	1,643	1,678

Investment tax credits	(49)	(49)
Total income tax expense	$3,441	$3,718

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
	(In Thousands)
Computed tax at federal statutory rate	$3,199	$3,271
Increases (reductions) resulting from:
State taxes, net of federal benefit	386	395
Other items, net	(144)	52

Total income tax expense	$3,441	$3,718

Book income before income taxes	$9,139	$9,345

Effective income tax rates	37.7%	39.8%

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of Berkshire’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for the year ended December 31, 2012 was 37.7%, as compared to 39.8% for the year ended December 31, 2011.

Federal income tax legislation enacted during the fourth quarter of 2010 provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the fourth quarter of 2010 and calendar year 2011.  The legislation allowed for expensing 100% of capital additions placed in service in the fourth quarter of 2010 and 2011 and an expense of 50% of capital additions placed in service in 2012.  As a result, during the fourth quarter of 2010 and calendar years 2011 and 2012, Berkshire recognized additional tax deductions for capital recovery that resulted in cash benefits that were recognized through lower cash requirements for federal income tax deposits required in the fourth quarter of 2010 and calendar years 2011 and 2012.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

As of December 31, 2012 and 2011, Berkshire had $0.2 million of gross income tax reserves, primarily due to accelerated deductions taken on the 2008 federal and Commonwealth of Massachusetts tax returns.

Berkshire is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the Commonwealth of Massachusetts.  Berkshire’s results are included in the consolidated tax return of its parent, UIL Holdings, for federal income tax purposes and Berkshire determines a separate tax provision for this purpose.  As of December 31, 2012, the tax years 2009, 2010, and 2011 remain open and subject to audit for Commonwealth of Massachusetts income tax purposes.  As of December 31, 2012, the tax years 2010 and 2011 are open and subject to audit for federal income tax purposes.  Berkshire has been audited through 2005 for federal income taxes.  The federal returns for 2006 through 2009, the impact of which is the responsibility of the previous owner, are currently under review, the completion of these reviews is anticipated to be completed in the near future.  Berkshire cannot predict the ultimate outcome of the reviews.

At December 31, 2012, Berkshire had non-current deferred tax liabilities of $18.8 million Berkshire had current deferred tax assets of $0.9 million at December 31, 2012.  Berkshire did not have any current deferred tax liabilities at December 31, 2012.

The following table summarizes Berkshire’s deferred tax assets and liabilities as of December 31, 2012 and 2011:

	2012	2011
	(In Thousands)
Deferred income tax assets:
Current deferred income tax	$909	$909
Noncurrent deferred income tax	731	731
	$1,640	$1,640

Deferred income tax liabilities:
Property related	$14,775	$13,675
Pension	5,418	5,387
Supplemental pensions	(1,694)	(1,773)
Deferred natural gas costs	1,548	1,001
Environmental	2,626	2,621
Other	3,051	3,129
	$25,724	$24,040

Accumulated deferred ITC	319	367

Deferred liabilities (assets), net	$24,403	$22,767

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2012 and 2011 included on the following lines of the Balance Sheet is as follows:

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	2012	2011
	(In Thousands)
Assets:
Deferred and refundable income taxes	$7,543	$7,480
Liabilities:
Deferred income taxes	31,946	30,247
Deferred income taxes – net	$24,403	$22,767

(G)  PENSION BENEFITS

Disclosures pertaining to Berkshire’s pension benefit plans (the Plans) are in accordance with ASC 715 Compensation-Retirement Benefits.  Berkshire, through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

●	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
●	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
●
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

●	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2013 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consist primarily of real assets, hedge funds and high yield securities. In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.

Berkshire applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension plans.  The estimation technique utilized to develop the discount rate for its pension benefit plans is based upon the settlement of such liabilities as of December 31, 2012 utilizing a hypothetical portfolio of actual, high quality bonds, which would generate cash flows required to settle the liabilities.  Berkshire believes such an estimate of the discount rate more accurately reflects the settlement value for plan obligations than the different yield curve methodologies used in prior years, and results in cash flows which closely match the expected payments to participants.

As a result of the change described above, Berkshire is utilizing a discount rate of 4.25% and 5.30% for all of its qualified pension plans as of December 31, 2012 and 2011, respectively.  The decline in the discount rate resulted in an increase to the projected benefit obligation of approximately $4.0 million from 2011 to 2012.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The December 31, 2012 discount rate was selected based on the yield of a portfolio of high quality corporate bonds that could be purchased as of the measurement date to produce cash flows matching the expected plan disbursements within reasonable tolerances.

The pension benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2012 pension expense would have increased or decreased inversely by $0.1 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2012 pension expense would have increased or decreased inversely by $0.4 million.

Pension Plans

Berkshire has multiple qualified pension plans covering substantially all of their union and management employees.  They also have non-qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or cash balance plans for those hired on or after specified dates.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, Berkshire has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers of Berkshire.

Other Accounting Matters

Exclusive of the purchase accounting described above, ASC 715 requires an employer that sponsors one or more defined benefit pension plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  Berkshire reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items are recoverable through the ratemaking process in future periods.  As of December 31, 2012 Berkshire has recorded regulatory assets of $3.0 million and $2.4 million of regulatory liabilities as of December 31, 2011.

In accordance with ASC 715, Berkshire utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  Berkshire amortizes prior service costs for the pension benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  Berkshire utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, Berkshire does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of Berkshire’s pension plan as of December 31, 2012 and 2011.  Plan assets and obligations have been measured as of December 31, 2012 and 2011.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	Pension Benefits
	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$34,450	$33,669
Service cost	606	587
Interest cost	1,816	1,778
Plan amendments	-	-
Actuarial (gain) loss	6,774	(198)
Benefits paid (including expenses)	(1,599)	(1,386)
Benefit obligation at end of year	$42,047	$34,450

Change in Plan Assets:
Fair value of plan assets at beginning of year	$31,627	$32,580
Actual return on plan assets	3,821	433
Adjustments	-	-
Benefits paid (including expenses)	(1,599)	(1,386)
Fair value of plan assets at end of year	$33,849	$31,627

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$8,198	$2,823

	For the Year Ended December 31,
	Pension Benefits
	2012	2011
Amounts Recognized in the Consolidated Balance Sheet consist of:
Non-current liabilities	$8,198	$2,823

Amounts Recognized as a Regulatory Asset consist of:
Net (gain) loss	$3,023	$(2,393)
Total recognized as a regulatory asset	$3,023	$(2,393)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$42,046	$18,482
Accumulated benefit obligation	$38,626	$17,091
Fair value of plan assets	$33,849	$16,100

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	4.25%	5.30%
Average wage increase	3.50%	3.50%

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:

	Pension Benefits
	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$606	$587
Interest cost	1,816	1,778
Expected return on plan assets	(2,390)	(2,489)
Amortization of:
Actuarial (gain) loss	(73)	-
Net periodic benefit cost	$(41)	$(124)

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$5,343	$1,864
Amortization of:
Actuarial (gain) loss	73	-
Total recognized as regulatory asset	$5,416	$1,864

Total recognized in net periodic benefit costs and regulatory asset	$5,375	$1,740

	For the Year Ended December 31,
	Pension Benefits
	2012	2011

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2012 - December 31, 2012:
Amortization of net (gain) loss	$147	$(73)
Total estimated amortizations	$147	$(73)

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.30%	5.30%
Average wage increase	3.50%	3.50%
Return on plan assets	7.75%	8.50%

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits
(In Thousands)
2013	$1,812
2014	$1,944
2015	$2,084
2016	$2,248
2017	$2,383
2018-2022	$13,604

401(k)

Berkshire has 401(k) plans in which substantially all of its employees are eligible to participate.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

Berkshire receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. Costs of the services that are allocated amongst Berkshire and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2012 and 2011, the Balance Sheet reflects inter-company payables, included in accounts payable of $0.9 million and $0.4 million, respectively, and inter-company receivables, included in accounts receivable of an immaterial amount.

Dividends/Capital Contributions

For the year ended December 31, 2012 and 2011, Berkshire accrued dividends to UIL Holdings of $5.0 million and $6.0 million, respectively.

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities, and a variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(In Thousands)
2013	46
2014	28
2015	7
2016	7
2017	8
2018-after	24
$120

(J)  COMMITMENTS AND CONTINGENCIES

Environmental

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, and climate change, Berkshire may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of Berkshire.  Significant environmental issues known to Berkshire at this time are described below.

Site Decontamination, Demolition and Remediation Costs

A site on Mill Street in Greenfield, MA is currently owned by Berkshire and is used as a regional operations center.  This site is on the Massachusetts Department of Environmental Protection (MDEP) list of confirmed disposal sites and investigation and remediation of contamination resulting from disposal of byproducts and wastes generated by the historic coal and water gas manufacturing operations is ongoing.  Extensive soil, and coal tar product non-aqueous phase liquid (NAPL) recovery and remediation work on the land side of the property has been completed, and sediments containing NAPL have been removed from the adjoining Green River.  Evaluation of the NAPL distribution in the river sediments and in the subsurface in stream banks on an adjacent property is complete.  Land based containment systems were completed in 2012.  River sediments, stream bank and adjacent properties are scheduled for remediation in 2013.    After completion of the additional remedial activities, there will be ongoing monitoring and reporting to the MDEP that will continue on the site for the foreseeable future.  Berkshire estimates that expenses will most likely amount to $4.5 million and has established a regulatory asset for such expenses as of December 31, 2012.  Historically, Berkshire has received approval from the DPU for recovery of environmental expenses in its customer rates.  While management cannot predict the exact costs of the ongoing and future remediation and monitoring expenses, Berkshire will seek regulatory rate recovery of these expenses.

Berkshire formerly owned a site on East Street (the East Street Site) in Pittsfield, MA that was used for gas manufacturing operations.  The East Street Site is part of a larger site known as the GE–Pittsfield/Housatonic River Site.  Berkshire sold the East Street Site to the General Electric Company (GE) in the 1970s and was named a potentially responsible party by the EPA in 1990.  GE filed suit against Berkshire in 2000 seeking reimbursement of and contribution toward costs incurred by GE in responding to releases of hazardous substances attributed to Berkshire’s predecessor at the East Street Site.  Berkshire was found liable to GE under the federal Comprehensive Environmental Response, Compensation and Liability Act and the Massachusetts Oil and Hazardous Materials Release Prevention and Response Act for costs that GE has and will incur in response to historic releases attributed to Berkshire’s predecessor.  In December 2002, Berkshire reached a settlement with GE (the Settlement Agreement) which provides, among other things, a framework for Berkshire and GE to allocate various monitoring and remediation costs at the East Street Site.  On July 25, 2012, Berkshire and GE signed an agreement whereby Berkshire will pay GE approximately $0.9 million for its share of remediation expenses incurred by GE at the East Street Site from 2006 through 2010.  Berkshire expects that it and GE will continue to operate under the terms of the Settlement Agreement in connection with the East Street Site.  As of December 31, 2012, Berkshire has accrued approximately $2.0 million and established a regulatory asset for these and future costs incurred by GE in responding to releases of hazardous substances at the East Street Site.  Historically, Berkshire has received approval from the DPU for recovery of remediation expenses in its customer rates.  While management cannot predict the exact costs of the ongoing and future remediation and monitoring expenses, Berkshire will seek regulatory rate recovery of these expenses.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

To date, Berkshire has received approval from the DPU for recovery of its environmental expenses in its customer rates.  While management cannot predict the exact costs of the ongoing and future remediation and monitoring expenses, the company will seek regulatory rate recovery of these expenses.

(K) FAIR VALUE MEASUREMENTS

Berkshire utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  Berkshire’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth Berkshire’s financial assets and liabilities, other than pension benefits, which were accounted for at fair value on a recurring basis as of December 31, 2012 and December 31, 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2012	(In Thousands)
Assets:
Weather insurance contracts	$-	$-	$1,000	$1,000

Liabilities:
Long-term debt	$-	$44,957	$-	$44,957

Net fair value assets/(liabilities), December 31, 2012	$-	$(44,957)	$1,000	$(43,957)

December 31, 2011
Assets:
Weather insurance contracts	$-	$-	$-	$-

Liabilities:
Long-term debt	$-	$41,667	$-	$41,667

Net fair value assets/(liabilities), December 31, 2011	$-	$(41,667)	$-	$(41,667)

Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  For information regarding the determination of the fair value of the weather insurance contracts, see Note (A) “Business Organization and Statement of Accounting Policies – Derivatives.”  Additional quantitative information about Level 3 fair value measurements is as follows:

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	Unobservable Input	Range

Weather insurance contracts	Heating degree days	4,904

The fair value of the noncurrent investments available for sale is determined using quoted market prices in active markets for identical assets.  The investments primarily consist of money market funds.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2012.

Year Ended
December 31, 2012
(In Thousands)
Net derivative assets/(liabilities), December 31, 2011	$-
Unrealized gains and (losses), net
Included in earnings	1,000
Settlements
Net derivative assets/(liabilities), December 31, 2012	$1,000

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2012	$1,000

The following tables set forth the fair values of Berkshire’s pension assets that were accounted for at fair value on a recurring basis as of December 31, 2012 and 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2012	(In Thousands)

Pension assets
Cash and cash equivalents	$175	$-	$-	$175
Mutual funds	-	32,082	-	32,082
Hedge fund	-	-	1,592	1,592
Fair value of plan assets, December 31, 2012	$175	$32,082	$1,592	$33,849

December 31, 2011

Pension assets
Cash and cash equivalents	$1,564	$-	$-	$1,564
Mutual funds	-	30,063	-	30,063
Fair value of plan assets, December 31, 2011	$1,564	$30,063	$-	$31,627

The determination of fair value of the Level 1 and Level 2 pension assets was based on quoted prices, as of December 31, 2012 and 2011, in the active markets for the various funds within which the assets are held.  Changes in the fair value of pension benefits are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The determination of fair value of the Level 1 and Level 2 pension assets was based on quoted prices, as of December 31, 2012 and 2011, in the active markets for the various funds within which the assets are held.  The determination of fair value of the Level 3 pension assets was based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments and the unrealized gains and losses.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment. Changes in the fair value of pension benefits are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension Benefits”.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month period ended December 31, 2012; Berkshire did not have any Level 3 assets at December 31, 2011.

Year Ended
December 31, 2012
(In Thousands)
Pension assets-Level 3, December 31, 2011	$-
Unrealized/Realized gains and (losses), net	28
Purchases	1,564
Pension assets-Level 3, December 31, 2012	$1,592